Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com
Web address: www.aarcorp.com

AAR REPORTS FIRST QUARTER RESULTS

•                  First quarter sales of $342 million, down 5% compared to prior year’s quarter

•                  $0.27 diluted earnings per share

•                  First quarter cash flow from operations of $34 million

WOOD DALE, ILLINOIS (September 22, 2009) — AAR (NYSE: AIR) today reported fiscal year 2010 first quarter sales of $341.5 million and net income attributable to AAR of $10.2 million or $0.27 per diluted share.  These results are consistent with the preliminary earnings outlook the Company provided on August 24, 2009.  For the first quarter of last fiscal year, the Company reported sales of $359.9 million and net income attributable to AAR of $15.0 million or $0.38 per diluted share.

During the first quarter of fiscal year 2010, the Company adopted the provisions of FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.” The adoption of FSP APB 14-1 resulted in increased interest expense of $2.9 million, which had the impact of reducing fiscal year 2010 first quarter results by $0.02 per diluted share.  FSP APB 14-1 has been retrospectively applied to the prior year’s first quarter.  A more detailed description of the effects of adoption of FSP APB 14-1 is provided at the end of this press release.

Sales to defense and government customers increased 4%, year-over-year, and now represent 46% of total sales.  Sales to commercial customers declined 12%, year-over-year, as airlines further reduced inventory levels and maintenance visits in response to weak economic conditions and tight credit markets.

The Company’s consolidated gross profit margin was 15.8% in the first quarter compared with 18.7% in the same quarter last year, reflecting lower margins in the Aviation Supply Chain and Maintenance, Repair and Overhaul segments. During the first quarter of fiscal year 2010, the Company sold its interest in its only aircraft leveraged lease for $5.3 million in cash, further reducing its number of wholly-owned aircraft to five aircraft.  The net loss on this transaction was $0.8 million, however, in accordance with leveraged lease accounting, the Company recorded a loss on sale at the gross profit

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

line of $3.8 million, and a $3.0 million favorable impact to income tax expense.  Selling, general and administrative expenses were essentially flat with the prior year, even while including approximately $2.4 million of expense associated with the launch of AAR Global Solutions in fiscal year 2010.  After taking into consideration the portion of AAR Global Solutions’ loss that is attributable to the noncontrolling interest, first quarter results were negatively impacted by $0.02 per share.

During the first quarter, the Company generated $34 million of cash flow from operations and ended the first quarter with $122.8 million of cash and cash equivalents on hand.  Net interest expense decreased $1.5 million year-over-year as a result of a decline in debt outstanding.  The effective income tax rate was 23.0% during the first quarter compared to 34.4% a year ago primarily due to the favorable tax impact from the sale of the Company’s interest in the aircraft leveraged lease. The Company expects its effective tax rate to be approximately 34% for the balance of the fiscal year.

Also during the first quarter, the Company retired $10.5 million par value of its 1.625% convertible notes and $2.0 million par value of its 2.25% convertible notes for $9.2 million in cash.  The resulting gain on extinguishment of debt, after applying the provisions of FSP APB 14-1, was $0.9 million.

“Our defense and government services businesses produced steady results, while weak conditions in commercial markets put pressure on sales and margins in our aftermarket businesses supporting commercial airlines.” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP. “We will look for ways to enhance AAR’s position in the government, defense and commercial markets, as we manage our costs and generate cash flow from operations.”

In the first quarter of fiscal year 2010, the Company combined the financial results for its Aircraft Sales and Leasing segment with the Aviation Supply Chain segment.  The Company made this change as the aircraft sales and leasing business has economic characteristics increasingly similar to those of the Aviation Supply Chain segment and in consideration of the decreased significance of aircraft sales and leasing to its overall business activities.  The Company will continue to provide pertinent balance sheet and lease related information in its public filings for its wholly-owned and joint venture aircraft portfolio.  During the first quarter of Fiscal Year 2010, sales attributable to aircraft sales and leasing activities were $6.8 million.

AAR is a leading provider of products and value-added services to the worldwide aerospace and defense industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and defense customers through its operating segments:  Aviation Supply Chain; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on September 23, 2009. The conference call can be accessed by calling 866-793-1299 from inside the U.S. or 703-639-1306 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1391115) from 10:30 a.m. CDT on September 23, 2009 until 11:59 p.m. CDT on September 30, 2009.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2009 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations

(In thousands except per share data - unaudited)

	Three Months Ended August 31,
	2009	2008

Sales	$341,523	$359,904
Cost and Expenses:
Cost of sales	287,500	292,766
Selling, general and administrative	36,892	36,798

Earnings from joint ventures	83	1,448

Operating income	17,214	31,788

Gain (loss) on extinguishment of debt	913	(684)

Interest expense	6,557	8,149
Interest income	316	366

Income from continuing operations before income taxes	11,886	23,321

Income tax expense	2,728	8,015

Income from continuing operations	9,158	15,306

Discontinued Operations:
Operating loss, net of tax	—	(331)

Net income Attributable to AAR and Noncontrolling Interest	$9,158	$14,975

Loss Attributable to Noncontrolling Interest	1,046	—

Net Income attributable to AAR	$10,204	$14,975

Share Data:

Earnings per share - Basic:
Earnings from continuing operations	$0.27	$0.40
Loss from discontinued operations	—	(0.01)
Earnings per share - Basic	$0.27	$0.39

Earnings per share - Diluted:
Earnings from continuing operations	$0.27	$0.39
Loss from discontinued operations	—	(0.01)
Earnings per share - Diluted	$0.27	$0.38

Average shares outstanding - Basic	38,090	38,074
Average shares outstanding - Diluted	42,574	42,849

Consolidated Balance Sheet Highlights

(In thousands except per share data)

	August 31, 2009	May 31, 2009
	(Unaudited)
Cash and cash equivalents	$122,840	$112,505
Current assets	825,047	851,312
Current liabilities (excluding debt accounts)	171,554	190,818
Net property, plant and equipment	128,935	125,048
Total assets	1,344,465	1,375,905
Total recourse debt	346,138	353,028
Total non-recourse obligations	28,385	38,781
Stockholders’ equity	708,584	696,734
Book value per share	$18.20	$17.92
Shares outstanding	38,927	38,884

Sales By Business Segment

(In thousands - unaudited)

	Three Months Ended August 31,
	2009	2008
Aviation Supply Chain	$141,085	$156,825
Maintenance, Repair & Overhaul	78,744	86,310
Structures and Systems	121,694	116,769
	$341,523	$359,904

Gross Profit By Business Segment

(In thousands - unaudited)

	Three Months Ended August 31,
	2009	2008
Aviation Supply Chain	$22,736	$36,931
Maintenance, Repair & Overhaul	10,595	12,753
Structures and Systems	20,692	17,454
	$54,023	$67,138

Diluted Earnings Per Share Calculation —

(In thousands except per share data)

	Three Months Ended August 31,
	2009	2008
	(Unaudited)
Net income attributable to AAR	$10,204	$14,975
Add: After-tax interest on convertible debt	1,288	1,408
Net income for diluted EPS calculation	$11,492	$16,383

Diluted shares outstanding	42,574	42,849

Diluted earnings per share	$0.27	$0.38

Adoption of New Accounting Standards:

Effective June 1, 2009, we adopted the FASB’s staff position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion” (FSP APB 14-1).  FSP APB 14-1 requires companies that have issued convertible debt that may be settled wholly or partly in cash when converted, to account for the debt and equity components separately.  The value assigned to the bond liability is the estimated value of a similar bond without the conversion feature as of the issuance date.  The difference between the proceeds received for the convertible debt and the amount reflected as a bond liability is recorded as Capital Surplus, net of tax.  The bifurcation of the debt and equity components results in a discounted carrying value of the debt component compared to the principal amount.  The discount is accreted to the carrying value of the debt component through interest expense over the expected life of the debt using the effective interest method.  FSP APB 14-1 requires retrospective application and impacts the accounting for our 1.625% and 2.25% convertible notes issued in February 2008 and our 1.75% convertible notes issued in February 2006.

The following table sets forth the impact of retrospective application of FSP APB 14-1 on certain previously reported items for the three-month period ended August 31, 2008.

	Previously Reported	FSP APB 14-1 Impact	As Adjusted
Gain (loss) on extinguishment of debt	$1,110	$(1,794)	$(684)
Interest expense	4,673	3,476	8,149
Provision for income taxes	9,860	(1,845)	8,015
Income from continuing operations	18,731	(3,425)	15,306
Net Income attributable to AAR	18,400	(3,425)	14,975

Earnings per share – basic
Continuing operations	$0.49	$(0.09)	$0.40
Discontinued operations	(0.01)	—	(0.01)
	$0.48	$(0.09)	$0.39
Earnings per share – diluted
Continuing operations	$0.45	$(0.06)	$0.39
Discontinued operations	(0.01)	—	(0.01)
	$0.44	$(0.06)	$0.38

In addition to FSP APB 14-1, we adopted the provisions of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”), for AAR Global Solutions effective June 1, 2009.  SFAS No. 160 requires noncontrolling interest (previously referred to as a minority interest) to be treated as a separate component of equity under most circumstances and not as a liability or other item outside of equity.  SFAS No. 160 also changes the presentation requirements of the statement of operations and requires additional disclosures.  The Loss Attributable to Noncontrolling Interest of $1,046 on the attached consolidated statements of operations represents the joint venture partners’ share of the net loss of the joint venture during the first quarter of fiscal year 2010.